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                                               Filed Pursuant to Rule 424(b)(3)
                                                  Registration Number 333-53984

                          APPLE HOSPITALITY TWO, INC.

                             STICKER SUPPLEMENT TO
                   SUPPLEMENT NO. 2 DATED OCTOBER 19, 2001,
                   SUPPLEMENT NO. 3 DATED DECEMBER 28, 2001,
                  SUPPLEMENT NO. 4 DATED MARCH 14, 2002, AND
                     SUPPLEMENT NO. 5 DATED APRIL 17, 2002

                 SUPPLEMENT NOS. 2, 3, 4 AND 5 TO BE USED WITH
                        PROSPECTUS DATED APRIL 19, 2001

                     SUMMARY OF SUPPLEMENTS TO PROSPECTUS
                 (SEE SUPPLEMENTS FOR ADDITIONAL INFORMATION)

   Supplement No. 2 dated October 19, 2001:

       (1)Reports on our acquisition of ten extended-stay hotels containing 1,150 hotel suites for an aggregate purchase price of $119 million.

       (2)Provides certain other information about the hotel acquisitions and about us.

   Supplement No. 3 dated December 28, 2001:

       (1)Provides certain updated information about our ten extended-stay hotels.

       (2)Provides financial information for the period ending September 30, 2001.

   Supplement No. 4 dated March 14, 2002:

       (1)Provides financial information for the year ending December 31, 2001.

       (2)Provides certain other updated information about us, including a Management's Discussion and Analysis of Financial Condition and Results of Operations for the year ending December 31, 2001.

   Supplement No. 5 dated April 17, 2002:

       (1)Reports on our acquisition of fifteen extended-stay hotels containing 2,129 hotel suites for an aggregate purchase price of $133.4 million.

       (2)Provides certain other information about our recent hotel acquisitions and about us.

   As of May 1, 2001, we had closed on the sale of 3,157,894.70 units and had raised $30,000,000 at a price of $9.50 per unit. A unit consists of one Common Share and one Series A Preferred Share. As of March 25, 2002, we had sold 14,149,375 additional units at a price of $10 per unit to raise the additional sum of $141,493,750. These sales, when combined, represent gross proceeds of $171,493,750 and proceeds net of selling commissions and marketing expenses of $154,344,375. We are continuing the offering at $10 per unit in accordance with the prospectus. In connection with our acquisition of our 25 extended-stay hotels, we paid 2% of the total purchase price, equal to $5,047,052, as a commission to Apple Suites Realty Group, Inc. This entity is owned by Glade M. Knight, who is one of our directors and our Chief Executive Officer.